Exhibit 10.3

RENASANT CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into by and between John W. Gregory, Jr. (“Executive”) and Renasant Bank, a Mississippi banking association (the “Company”), and is intended to supersede and replace, in its entirety, that certain Employment Agreement dated December 13, 2000 between Capital Bank & Trust Company, which the Company acquired by merger effective as of the Effective Date (as defined below), and Executive (the “Prior Agreement”). The Prior Agreement has been terminated effective as of the Effective Date pursuant to that certain Termination and Release Agreement by and among Executive, Capital Bancorp, Inc. and Capital Bank & Trust Company.

1.	Employment And Term:

1.1 Position. The Company shall employ and retain Executive as an Executive Vice President of the Company or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Chief Executive Officer of the Company (the “Chief Executive”) and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company. Executive shall report to the President of the Tennessee Division of the Company.

1.2 Full Time and Attention. During the term of this Agreement and any extensions or renewals thereof, Executive shall devote his full business time, attention and energies to the business of the Company and will not, without the prior written consent of the Board of Directors of the Company (the “Board”), be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.

Notwithstanding the foregoing, Executive shall not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, (b) investing his personal assets in businesses which do not compete with the Company, provided that such investment will not require any services on the part of Executive in the operation of the affairs of the businesses in which investments are made and provided further that Executive’s participation in such businesses is solely that of an investor, or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

1.3 Term. Executive’s employment under this Agreement shall commence as of the Effective Time of the Parent Merger (each as defined in that certain Agreement and Plan of Merger dated as of February 5, 2007 by and among the Company, Renasant Bank, Capital Bancorp, Inc. and Capital Bank & Trust Company (the “Merger Agreement”)) (the date on which employment commences hereunder is referred to as the “Effective Date”), and shall terminate on December 31, 2012 (such period referred to as the “Initial Term”). Commencing on January 1, 2011 and on January 1st of each subsequent year thereafter, Executive’s Employment Term shall automatically be extended for an additional one-year period; provided, however, that either party may provide written notice to the other that the Employment Term shall not be further extended, such notice to be provided not later than October 1st of the previous year and to take effect as of the last day of the then current term (the date on which employment hereunder ceases for any reason is referred to as the “Termination Date”); the period between the Effective Date and the Termination Date referred to herein as the “Employment Term”).

2.	Compensation And Benefits:

2.1 Base Compensation. The Company shall pay Executive an annual salary of $236,000 (Executive’s “Base Compensation”). Base Compensation shall be paid in equal installments in accordance with the Company’s regular payroll practices and policies and shall be subject to applicable withholding and other applicable taxes. Executive’s Base Compensation shall be reviewed no less often than annually and shall be increased as of each January 1st by the Board or the Compensation Committee thereof, or their designee, the Chief Executive, in an amount not less than five percent (5%) of the Executive’s Base Compensation as in effect as of the immediately preceding January 1st. Executive’s Base Compensation may be reduced, but only if such reduction is part of a reduction in pay uniformly applicable to all officers of the Company.

2.2 Annual Incentive Bonus. In addition to the foregoing, Executive shall be eligible for participation in the Performance Based Rewards Plan or similar bonus arrangement maintained by the Company or any affiliate of the Company (an “Affiliate”) or such other bonus or incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (an “Incentive Bonus”).

2.3 Long-Term Incentives. In addition to the foregoing, Executive shall be eligible for participation in the 2001 Long-Term Incentive Compensation Plan maintained by the Company and such other long-term incentive plans which the Company or its Affiliates may adopt, from time to time, for similarly situated executives (a “Long-Term Incentive”).

2.4 Other Benefits. During the term of this Agreement and in addition to the amounts otherwise provided herein, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company or its Affiliates for the benefit of senior executives or employees, including, without limitation, profit sharing, life insurance, and group medical and other welfare benefit plans; provided, however, that Executive shall not participate in any nonqualified deferred compensation plan or similar arrangement sponsored or maintained by the Company or any of its Affiliates, from time to time, unless such plan or arrangement is funded solely by Executive’s voluntary compensation deferrals and earnings thereon or unless any such benefit plan provides benefits materially in excess of the level of benefits provided to Executive under the deferred compensation arrangements referenced in Section 2.8(a) below. Any benefit provided hereunder shall be determined in accordance with the specific terms and conditions of the documents evidencing any such benefit plan. In no event shall Executive be entitled to less than four weeks vacation annually.

2.5 Reimbursement of Expenses. The Company shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, consistent with the Company’s standard policies and annual budget, including, but not limited to, his travel, lodging and meal expenses incurred in connection with the attendance of meetings of the American or Tennessee Bankers Association and the annual banking conference sponsored by Sheshunoff. The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s policies.

2.6 Fringe Benefits. Executive shall be entitled to the use of a leased or Company-owned Toyota Avalon or a motor vehicle of a comparable make and model. Executive shall be entitled to reimbursement for all operating and maintenance expenses for such vehicle, including, but not limited to, fuel, maintenance, repairs and insurance.

The Company shall reimburse Executive for expenses for dues and capital assessments for membership in the Old Hickory Country Club and for other civic club memberships, as authorized by the Chief Executive; provided, that if any bond or other capital payment made by the Company is repaid to Executive, Executive shall promptly pay to the Company the principal amount thereof.

2.7 Retention Bonus. The Company shall pay to Executive a retention bonus in the following amounts at the following times, provided that Executive shall have been continuously employed by the Company or an Affiliate during the period beginning on the Effective Date and ending as of the date on which each such payment is due hereunder:

a.	$145,725 to be paid on February 15, 2008 or the first business day thereafter;

b.	$135,725 to be paid on January 15, 2009 or the first business day thereafter;

c.	$125,725 to be paid on January 15, 2010 or the first business day thereafter; and

d.	$115,725 to be paid on January 15, 2011 or the first business day thereafter.

Notwithstanding the foregoing, if Executive’s employment with the Company and its Affiliates is involuntarily terminated without Cause or Executive resigns his employment on account of a Constructive Termination or Executive dies or becomes Disabled, each before one or more payments is due hereunder, the Company shall pay to Executive, or his estate or other beneficiary, as the case may be, the remaining payment or payments in the form of a single sum as of the first business day of the calendar month following such termination, resignation, death or Disability, but not earlier than the first business day of the seventh calendar month after the Effective Date. Solely for purposes of this Section 2.7, the term “Disabled” or “Disability” shall mean either (x) that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (y) that Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan maintained by the Company or an Affiliate for the benefit of its employees. The Board of Directors of the Company or a committee thereof shall determine whether Executive is Disabled within the meaning of this Section 2.7.

2.8 Surviving Benefits. Notwithstanding the terms of that certain Termination and Release Agreement by and between Executive and Capital Bancorp, Inc., Capital Bank & Trust Company and the Company (the “Termination Agreement”), the Company and/or one or more of its Affiliates shall assume and maintain for the benefit of Executive (a) that certain Supplemental Executive Retirement Plan Agreement dated August 20, 2003, as amended December 20, 2006, and that certain Supplemental Executive Retirement Plan Agreement dated July 10, 2006, as amended December 20, 2006, (b) any balance credited to the benefit of Executive under that certain Director Deferred Compensation Agreement dated December 15, 1999, (c) any death benefit payable to the beneficiaries of Executive under that certain Life Insurance Endorsement Method Spilt Dollar Plan Agreement between Executive and Capital Bank & Trust Company, (d) any outstanding options granted to Executive under the terms of the Capital Bancorp, Inc. 2001 Stock Option Plan, and (e) any balance credited to the benefit of Executive under that certain Director Deferred Stock Compensation Plan first effective December 20, 2006. Each such amount, benefit, payment or credit shall be maintained in accordance with the terms thereof in effect as of the Effective Date, provided that the exercise price and the number of such options shall be subject to adjustment as provided under the Merger Agreement, each such amount, benefit, payment or credit shall be subject to the provisions of Section 5.13(a) of the Merger Agreement.

3.	Termination:

3.1 Termination Payments to Executive. As set forth more fully in this Section 3, Executive may be paid one or more of the following amounts on account of a cessation of employment hereunder:

a.	Executive’s Base Compensation accrued but not yet paid as of the date of his Termination Date.

b.	Executive’s Incentive Bonus due with respect to the fiscal year preceding his Termination Date, if any, to the extent such bonus has not been paid as of such date.

c.	Executive’s Base Compensation payable for the remainder of the Initial Term or for the remainder of any renewal term, but not less than 100% of such Base Compensation or, to the extent any such cessation occurs after the expiration of the Initial Term, 100% of such Base Compensation.

d.	Executive’s Incentive Bonus payable in the target amount for the year in which his Termination Date occurs.

e.	If Executive and/or his dependants elect to continue group medical coverage, within the meaning of Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to a group health plan sponsored by the Company or an Affiliate (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Sections 125 and 105(h)), the Company shall pay to Executive the amount of the continuation coverage premium for the same type and level of group health plan coverage received by Executive and his electing dependents immediately prior to such termination of Executive’s employment for the period such coverage is actually provided under Code Section 4980B.

Except as expressly provided in Section 3.3 hereof, Executive shall be entitled to receive such compensation or benefits as may be provided under the terms of any separate plan or agreement maintained by the Company or its Affiliates, to the extent such compensation or benefit is not duplicative of the compensation or benefits described above and such other benefits or amounts as may be required by law.

3.2 Termination for Death or Disability. If Executive dies or becomes Disabled during the Employment Term, this Agreement and Executive’s employment hereunder shall immediately terminate. In such event, the Company shall pay to Executive (or to his surviving spouse or estate) the amounts described in Sections 3.1a and 3.1b hereof. Payment shall be made in the form of a single-sum as soon as practicable after Executive’s death or Disability or as and when such amounts are ascertainable, but not later than March 15th of the calendar year following the year in which Executive’s date of death or Disability occurs.

For purposes of this Section 3.2, Executive shall be deemed “Disabled” if he is subject to a substantial mental or physical disability for a period of more than six full, consecutive calendar months or more than seven full calendar months in any twelve-consecutive month period. The Board shall certify whether Executive is Disabled as defined herein.

3.3 Company’s Termination for Cause. This Agreement, and Executive’s employment hereunder, may be terminated by the Company at any time on account of Cause. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum as soon as practicable after such termination.

Notwithstanding any provision of this Agreement or any plan, policy or program or other arrangement to the contrary, if Executive’s employment is terminated for Cause as provided herein:

a.	He shall forfeit any options outstanding as of his Termination Date granted by the Company or an Affiliate on or after the Effective Date, whether or not vested; and

b.	He shall forfeit any restricted stock or similar award then subject to forfeiture restrictions or holding period limitations.

For purposes of this Agreement, “Cause” means that Executive has:

a.	Committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

b.	Committed intentional damage to the property of the Company (or an Affiliate) or committed intentional wrongful disclosure of Confidential Information (as defined in Section 5.2) which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

c.	Been convicted with no further possibility of appeal or entered a guilty or nolo contendere plea with respect to a felony or a crime involving moral turpitude;

d.	Committed a willful and substantial refusal to perform the essential duties of his position, which has not been cured within 30 days following written notice by the Board;

e.	Committed a material breach of this Agreement, which has not been cured within 30 days following written notice of the breach by the Board;

f.	Intentionally, recklessly or negligently violated any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to him; or

g.	Intentionally, recklessly or negligently violated any provisions of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision.

No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company (or an Affiliate).

The Chief Executive, acting in good faith, may terminate Executive’s employment hereunder on account of Cause or it may separately determine that any termination is on account of Cause. The Chief Executive shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause. Executive shall have the opportunity to appear before the Chief Executive, with or without legal representation, to present arguments and evidence on his behalf. Following such presentation, or upon Executive’s failure to appear, the Chief Executive shall confirm that the actions or inactions of Executive constitute Cause hereunder.

3.4 Executive’s Constructive Termination. Executive may terminate this Agreement, except as expressly provided herein, and his employment hereunder on account of a Constructive Termination upon 30 days prior written notice to the Board of Directors (or such shorter period as may be agreed upon by the parties hereto). In such event, the Company shall provide to Executive:

a.	The amount described in Section 3.1a hereof, payable as soon as practicable after his Termination Date; and

b.	The amounts determined under Sections 3.1b, 3.1c, 3.1d, and 3.1e hereof, payable in two equal installments, one-half on the first business day of the seventh calendar month following the Executive’s Termination Date and one-half six months after such initial payment.

For purposes of this Agreement, “Constructive Termination” means:

a.	A material reduction (other than a reduction in pay uniformly applicable to all officers of the Company) in the amount of Executive’s aggregate annual compensation;

b.	A material reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 1.1 of this Agreement;

c.	A material breach of this Agreement by the Company or its Affiliates;

d.	Any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct that would constitute illegal action or inaction on the part of Executive; or

e.	A requirement by the Company that Executive shall change the location of his primary place of employment to a location more than 30 miles from the Nashville Metropolitan Statistical Area.

No event or condition described in this Section 3.4 shall constitute a Constructive Termination unless (a) Executive promptly gives the Company notice of his objection to such event or condition, which notice shall be provided in writing to the Chief Executive, (b) such event or condition is not corrected by the Company promptly after receipt of such notice, but in no event more than (i) five business days after receipt of notice, for events or conditions described in subparagraph d above, or (ii) 30 days after receipt of notice, for all other events or conditions, and (c) Executive resigns his employment with the Company and all Affiliates not more than 15 days following the expiration of the five-business day or 30-day period, as applicable, described in subparagraph (b) hereof.

3.5 Termination by the Company, without Cause. The Company may terminate this Agreement and Executive’s employment hereunder, without Cause, upon 90 days prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Chief Executive. In such event, the Company shall provide to Executive:

a.	The amount described in Section 3.1a hereof, payable as soon as practicable following Executive’s Termination Date; and

b.	The amounts determined under Sections 3.1b, 3.1c, 3.1d, and 3.1e hereof, payable in two equal installments, one-half on the first business day of the seventh calendar month following the Executive’s Termination Date and one-half six months after such initial payment.

3.6 Termination by Executive. Executive may terminate this Agreement and his employment hereunder, other than on account of Constructive Termination, upon 90 days prior written notice to the Company or such shorter period as may be agreed upon by the Chief Executive and Executive. In such event, the Company shall pay to Executive the amount described in Section 3.1a hereof. Payment shall be made in the form of a single-sum as soon as practicable following Executive’s Termination Date. No additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing such compensation arrangement or benefit or as may be required by law.

3.7 Expiration of Agreement. In the event this Agreement shall expire in accordance with Section 1.3 hereof, the rights and obligations of the parties hereto shall cease, Executive’s employment hereunder shall be terminated, and the Company shall pay to Executive the amount described in Section 3.1a hereof as soon as practicable following Executive’s Termination Date.

3.8 Return of Property. Upon termination or expiration of this Agreement and the employment of Executive hereunder, for any reason, Executive or his surviving spouse or estate shall promptly return to the Company all of the property of the Company and its Affiliates, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined in Section 5.3 hereof) that is in the possession or under the control of Executive. Executive shall provide to the Company written certification that he has complied with the provisions of this Section 3.8 not later than ten days after such termination.

4.	Change In Control:

4.1 Definitions. The term “Change in Control” shall mean and be deemed to occur upon a Change in Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger. For this purpose:

a.	A “Change in Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a Change in Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.	A “Change in Effective Control” means that (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company, or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.	A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

d.	A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

The Board of Directors shall certify whether a Change in Control has occurred hereunder.

The term “Good Reason,” when used herein, shall mean that in connection with a Change in Control:

a.	Executive’s aggregate annual compensation in effect immediately before such change is significantly reduced;

b.	Executive’s authority, duties or responsibilities are significantly reduced from those contemplated in Section 1.1 hereof or Executive has reasonably determined that, as a result of a change in circumstances that significantly affects his employment with the Company (or an Affiliate), he is unable to exercise the authority, power, duties and responsibilities contemplated in Section 1.1 hereof;

c.	Executive is required to be away from his office in the course of discharging his duties and responsibilities under this Agreement significantly more than was required prior to the Change in Control;

d.	Executive is required to transfer to an office or business location located more than a 30 mile radius from the location he was assigned to prior to the Change in Control;

e.	A material breach of this Agreement by the Company or an Affiliate; or

f.	Any attempt on the part of the Company to require Executive to perform (or omit to perform) any act or to engage (or omit to engage) in any conduct which would constitute illegal action or inaction on the part of Executive.

No event or condition described in this Section 4.1 shall constitute Good Reason unless (a) Executive gives the Company notice of his objection to such event or condition within a reasonable period after Executive learns of such event, which notice may be delivered orally or in writing to the Chief Executive, (b) such event or condition is not promptly corrected by the Company, but in no event more than (i) five business days after receipt of notice, for events or conditions described in subparagraph f above, or (ii) 30 days after receipt of notice, for all other events or conditions, and (c) Executive resigns his employment with the Company (and its Affiliates) not more than 60 days following the expiration of the five-business day or 30-day period, as applicable, described in subparagraph (b) hereof.

4.2 Termination In Connection With a Change in Control. If Executive’s employment is terminated by the Company, without Cause, or Executive terminates his employment hereunder for Good Reason, either such event occurring at any time within the 24-month period following a Change in Control, then notwithstanding any provision of this Agreement to the contrary and in lieu of any compensation or benefits otherwise payable hereunder:

a.	The Company shall pay to Executive the amount described in Section 3.1a in the form of a single-sum not later than three days after Executive’s Termination Date.

b.	The Company shall pay to Executive the amounts described in Section 3.1b and 3.1e in the form of a single-sum on the first business day of the seventh month following Executive’s Termination Date.

c.	The Company shall pay to Executive an amount equal to 2.99 times the aggregate of Executive’s (i) highest annual Base Compensation in effect prior to such change, and (ii) average annual bonus paid with respect to the two whole calendar years preceding such change (or such shorter period, if two whole calendar years had not elapsed prior to such change), such amount to be paid in the form of a single-sum on the first business day of the seventh month following Executive’s Termination Date.

d.	Vesting shall be accelerated, any restrictions shall lapse, and all performance objectives shall be deemed satisfied as to any outstanding grants or awards made to Executive under any Long-Term Incentive arrangement.

e.	Executive shall be entitled to such additional benefits or rights as may be provided in the documents evidencing such plans or the terms of any agreement evidencing such grant or award.

4.3 Limitation on Payments. Notwithstanding any provision of this Agreement to the contrary, if the aggregate present value of all payments and benefits due to Executive under this Agreement and any other payment or benefit due from the Company or an Affiliate (or any predecessor thereto), including, but not limited to, pursuant to the Termination and Release Agreement by and among Executive, Company, Capital Bancorp, Inc., and Capital Bank & Trust Company, to Executive (collectively, the “Aggregate Payments”) in connection with a change in control of Capital Bancorp, Inc. and/or Capital Bank & Trust Company or a change in control of the Company and its Affiliates, as contemplated under Section 280G of the Code, would result in a “parachute payment,” as defined under Section 280G, Executive shall be paid the Aggregate Payments provided that the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive and the amount of any excise tax under Section 4999 of the Code (or any successor provision) that would be payable by Executive) has a materially greater aggregate value than the after-tax amount that would be retained by Executive (after taking into account all federal, state and local income taxes payable by Executive) if Executive were to receive the Aggregate Payments reduced by the minimum amount necessary as would result in no portion of the Aggregate Payments, as so reduced, being subject to the excise tax under Section 4999. The determination of whether a reduction is required under this Section 4.3 shall be made by an independent accountant designated by the Company and shall be binding on the parties hereto. To the extent practicable, Executive shall be entitled to select the payments or benefits subject to reduction hereunder.

5.	Limitations On Activities:

5.1. Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive.

5.2 Intellectual Property: The parties hereto agree that the Company owns all Intellectual Property (as defined below) and associated goodwill. Executive agrees to assign, and hereby assigns to the Company, without further consideration or royalty, the ownership of and all rights to such Intellectual Property and associated goodwill. The Company shall possess the right to own, obtain and hold in its name any right, registration, or other protection or recordation associated with such Intellectual Property, and Executive agrees to perform, whether during the Employment Term or thereafter, such actions as may be necessary or desirable to transfer, perfect and defend the Company’s ownership or registration of such property. Notwithstanding the generality of the foregoing, this provision shall not apply to any property for which no equipment, supplies, facilities or information of the Company was used and which was developed entirely during Executive’s own time, unless such property relates to the business of the Company or an Affiliate or results from any work performed by Executive for the Company or an Affiliate.

For purposes of this Agreement, “Intellectual Property” shall mean all inventions, discoveries, creations, improvements, techniques, trade secrets, products (utility or design), works of authorship or any other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, method, plan or strategy concerning the business or interests of the Company and its Affiliates that Executive conceives, develops or delivers, in whole or in part, during the Employment Term.

5.3 Confidential Information. Executive recognizes and acknowledges that during the Employment Term he will have access to confidential, proprietary, non-public information concerning the Company and its Affiliates, which may include, without limitation, (a) books, records and policies relating to operations, finance, accounting, personnel and management, (b) information related to any business entered into by the Company or an Affiliate, (c) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics, (d) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes, work product, and (e) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts or other accounts relating to consumer products and services (collectively, “Confidential Information”). Executive agrees that he will not at any time, either during the Employment Term or afterwards, make any independent use of, or disclose to any other person or organization any Confidential Information, except as may be expressly authorized by the Company, in the ordinary course of Executive’s employment with the Company and its Affiliates or as may be required by law or legal process.

5.4 Non-solicitation. Executive agrees that during the one-year period commencing on the Termination Date, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the Company’s detriment:

a.	Solicit, hire or offer to hire or participate in the hiring of any of the Company’s or Affiliate’s officers, employees or agents;

b.	Persuade or attempt to persuade in any manner any officer, employee or agent of the Company or an Affiliate to discontinue any relationship with the Company or an Affiliate; or

c.	Solicit or divert or attempt to solicit or divert any customer or depositor of the Company or an Affiliate.

5.5 Non-competition. The Executive agrees that he shall not, for a period of one year immediately following the Termination Date, whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business in the Restricted Area. For purposes of this Section 5.5, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage or insurance agency or brokerage. The term “Restricted Area” shall mean within the 100-mile radius of any geographic location in which the Company or an Affiliate has an office on the Termination Date.

5.6 Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company or its Affiliates or which adversely affects (or may reasonably adversely affect) the best interests (economic or otherwise) of the Company or an Affiliate, except as may be required by law or legal process.

5.7 Reformation. The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.

5.8 Remedies. In the event of a breach or threatened breach by Executive of the provisions of Section 5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) and that any additional payments or benefits due to Executive or his dependents under Sections 3 and 4 hereof may be suspended, canceled, or forfeited, in the sole discretion of the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.

6.	Miscellaneous:

6.1 Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

6.2 Enforcement of This Agreement. In addition to the Company’s equitable remedies provided under Section 5.8 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”). Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and biding upon the Executive and the Company. Each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Tupelo, Mississippi.

6.3 Attorneys’ Fees. In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company that were required prior to the occurrence of a Change in Control, all costs, fees and expenses, including attorneys’ fees, of any litigation, arbitration or other legal action in connection with such matters in which Executive substantially prevails, shall be borne by, and be the obligation of, the Company.

After a Change in Control has occurred, Executive shall not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by arbitration, litigation or otherwise. Accordingly, if following a Change in Control, the Company has failed to comply with any of its obligations under this Agreement or the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable or in any way reduce the possibility of collecting the amounts due hereunder, or institutes any litigation or other action or proceeding designed to deny or to recover from Executive the benefits provided or intended to be provided under this Agreement, Executive shall be entitled to retain counsel of Executive’s choice, at the expense of the Company, to advise and represent Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by Executive in connection with any of the foregoing, without regard to whether Executive prevails, in whole or in part.

In no event shall Executive be required to reimburse the Company for any of the costs and expenses incurred by the Company relating to arbitration, litigation or other legal action in connection with this Agreement.

6.4 No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

6.5 Assistance with Litigation. For a period of two years after the Termination Date, Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation in which the Company (or an Affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of his direct expenses.

6.6 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.7 Entire Agreement. This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein. Executive acknowledges that this Agreement replaces in their entirety any prior agreements between Executive and the Company or its Affiliates concerning the subject covered by this Agreement, including the Prior Agreement.

6.8 Amendments. Except as provided in Section 5.7 hereof, this Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto. Notwithstanding the foregoing, the Company may amend this Agreement to the extent it deems necessary or appropriate to ensure that any payment hereunder shall not be subject to income inclusion under Section 409A of the Code prior the date on which such amount is otherwise payable hereunder. The Company shall promptly provide to Executive written notice of any such amendment.

6.9 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

6.10 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	John W. Gregory, Jr.
Most Recent Address/Facsimile Number
on File With the Company

If to the Company:	Renasant Corporation
209 Troy Street
Tupelo, MS 38802
Attention: Chief Executive Officer
Facsimile No.: (662) 680-1234

or to such other addresses as a party may designate by notice to the other party.

6.11 Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Company.

This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives. Any payment due to Executive shall be paid to his surviving spouse or estate after his death.

6.12 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.13 Withholding; Taxes. Executive shall be responsible for the payment of any taxes attributable to the payments and benefits provided herein. The Company or an Affiliate may withhold from any payment hereunder any federal, state or local taxes it reasonably determines are required by law to be withheld.

6.14 Survival. Notwithstanding anything herein to the contrary, the obligations of the Company and its Affiliates under Sections 3, 4 and 6 hereof and the rights of the Company under Section 5 hereof and the obligations of Executive under Sections 3, 5 and 6 hereof shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement or the termination of Executive’s employment hereunder.

6.15 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.16 Legal and Tax Advice. Executive acknowledges that he has had an opportunity to consult with legal counsel and/or tax and other advisers regarding the terms and conditions of this Agreement and that he has done so, or that he has determined that such consultation is not necessary. Executive acknowledges that neither the Company or any Affiliate nor the directors, officers or employees of the Company or any Affiliate have provided him with advice about the terms and conditions of this Agreement, including the taxation of benefits and payments hereunder, and that such parties have no ongoing obligation to do so.

This Agreement is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated above.

Renasant Bank		Executive

By:	/s/ E. Robinson McGraw	/s/ John W. Gregory, Jr.
Its:	President & Chief Executive Officer	Date: June 29, 2007
Date:	June 29, 2007